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                                                                     EXHIBIT 5.1


                               PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190

TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420

                               September 6, 2000

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by TECO Energy, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof relating to debt securities of the Company in an aggregate principal amount of $350,000,000 ("Debt Securities"). The Debt Securities are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act and issued pursuant to an Indenture dated as of August 17, 1998 (the "Indenture") between the Company and The Bank of New York, as trustee, which is filed as
Exhibit 4 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-60819) filed on August 24, 1998.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Debt Securities. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based on the foregoing and assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, an assumption which we have not independently verified, we advise you that, in our opinion, when the Registration Statement has become effective under the Securities Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the purchase price therefor and issued and sold as contemplated by the Registration Statement, the Debt Securities will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         The Indenture and Debt Securities are governed by the laws of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the Debt Securities, we have relied on the opinion of Ropes & Gray with respect to matters of New York law. Except to the extent of such reliance, the opinion rendered herein is limited to the Florida Business Corporation Act (including the reported judicial decisions interpreting that Act and applicable procedures of the Florida Constitution) and the federal laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as part thereof.

                                                     Very truly yours,

                                                     /s/ Palmer & Dodge LLP